SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.)

Filed  by  the  Registrant  [X]
Filed  by  a  Party  other  than  the  Registrant  [ ]

Check  the  appropriate  box:

[  ]  Preliminary Proxy Statement
[  ]  Confidential, For Use of the Commission Only (as permitted by
      Rule 14a-6(e)(2))
[X]   Definitive Proxy Statement
[  ]  Definitive Additional Materials
[  ]  Soliciting Material Pursuant to Section 240.14a-11(c) or
      Section 240.14a-12



                          TRITON ENERGY LIMITED
            (Name of Registrant as Specified In Its Charter)


    -----------------------------------------------------------------------
    Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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[X]   No fee required.
[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
      (1)  Title of each class of securities to which transaction applies:

           --------------------------------------------------------------

      (2)  Aggregate number of securities to which transactions applies:

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      (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

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      (4)  Proposed maximum aggregate value of transaction:

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      (5)  Total fee paid:

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[ ]   Fee  paid  previously  with  preliminary  materials.
[ ]   Check  box if any part of the fee is offset as provided by Exchange Act
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                              TRITON ENERGY LIMITED
                        CALEDONIAN HOUSE, JENNETT STREET
                                 P. O. BOX 1043
                                   GEORGE TOWN
                          GRAND CAYMAN, CAYMAN ISLANDS


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Triton Energy Limited (the "Company") will be held at 10:00 a.m., Dallas time, on Tuesday, May 16, 2000, at the Royal Oaks Country Club, 7915 Greenville Avenue, Dallas, Texas 75231. The purposes of the meeting are:

(1) To elect three directors to serve until the Annual Meeting of Shareholders in 2003, or until their respective successors shall have been duly elected and qualified; and

(2) To consider and act upon such other matters as may properly come before the meeting.

     Only holders of record of Ordinary Shares and 8% Convertible Preference Shares at the close of business on March 27, 2000, are entitled to receive notice of and to vote at the meeting, or any adjournment or adjournments thereof. The meeting may be adjourned from time to time without notice other than announcement at the meeting.

     Information concerning the matters to be acted upon at the meeting is set forth in the accompanying Proxy Statement.

     WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING IN PERSON, PLEASE COMPLETE, DATE, SIGN AND RETURN AS PROMPTLY AS POSSIBLE THE ENCLOSED PROXY CARD IN THE ENCLOSED RETURN ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.


                              By  Order  of  the  Board  of  Directors



                              Thomas J. Murphy
                              Secretary


April 3, 2000

                              TRITON ENERGY LIMITED
                        CALEDONIAN HOUSE, JENNETT STREET
                                 P. O. BOX 1043
                                   GEORGE TOWN
                          GRAND CAYMAN, CAYMAN ISLANDS


                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                              _____________________


                    SOLICITATION AND REVOCABILITY OF PROXIES

     Triton Energy Limited (the "Company") is furnishing this Proxy Statement to shareholders in connection with the Company's solicitation, by order of its Board of Directors, of proxies to be voted at the 2000 Annual Meeting of Shareholders of the Company (together with any and all adjournments, the "Meeting"). The Meeting will be held at the Royal Oaks Country Club, 7915 Greenville Avenue, Dallas, Texas 75231, on Tuesday, May 16, 2000, commencing at 10:00 a.m., Dallas time. This Proxy Statement, the Notice of Annual Meeting and the accompanying proxy card are first being mailed on or about April 3, 2000.

     At the Meeting, the Company is asking its shareholders to consider and act upon (i) the election of three directors to serve until the Annual Meeting of Shareholders in 2003, or until their successors have been duly elected and qualified; and (ii) such other matters as may properly come before the Meeting or any adjournment of the Meeting.

     If you specify in your proxy how your shares are to be voted, the persons named in the enclosed proxy will vote your shares accordingly. You may revoke your proxy at any time before it is voted by executing and delivering a later dated proxy relating to your shares. You may also revoke your proxy by attending the Meeting in person and voting by ballot (attending the Meeting without executing a ballot will not constitute revocation of a proxy). If you execute and return the enclosed proxy, but do not specify how your shares are to be voted, the persons named in the enclosed proxy will vote your shares (i) FOR the election of the three individuals nominated by the Board of Directors and (ii) at their discretion with regard to any other matters that may properly come before the Meeting.

     Management of the Company does not know of any other matters that are likely to be brought before the Meeting. However, if any other matters do properly come before the Meeting, the persons named in the enclosed proxy will vote the proxy in accordance with their best judgment.


                             RECORD DATE AND VOTING

     The close of business on March 27, 2000, is the record date (the "Record Date") for determining the shareholders entitled to vote at the Meeting. The Company's Ordinary Shares and 8% Convertible Preference Shares are the only voting securities entitled to be voted at the Meeting. Each Ordinary Share is entitled to one vote on any matter to come before the Meeting and each 8% Convertible Preference Share is entitled to four votes on any matter to come before the Meeting. As of the Record Date, there were outstanding 36,041,686 Ordinary Shares and 5,188,787 8% Convertible Preference Shares.

     The presence at the Meeting, in person or by proxy, of the holders of at least a majority of the Ordinary Shares and 8% Convertible Preference Shares entitled to vote as of the Record Date, taken together, is necessary to constitute a quorum. Each Ordinary Share and 8% Convertible Preference Share represented at the Meeting, in person or by proxy, will be counted toward a quorum. If a quorum is not present, the Meeting may be adjourned from time to time until a quorum is obtained.

     Approval of the proposal to elect the three nominees to serve as directors requires the affirmative vote of the holders of a plurality of the Ordinary Shares and 8% Convertible Preference Shares, voting together as a single class, represented and voting at the Meeting. On the enclosed proxy, you may vote your shares in favor of the Board's nominees or withhold your votes as to one or more nominees. Votes that are withheld will be excluded entirely from the vote and will have no effect. Shareholders have no appraisal or similar rights with respect to any matter scheduled to be voted on at the Meeting.


                                 PROPOSAL NO. 1
                              ELECTION OF DIRECTORS

     The Company's Articles of Association provide for a board of directors divided into three classes, with the term of office of one class expiring each year at the Company's Annual Meeting of Shareholders. Each class of directors is elected for a term of three years except in the case of elections to fill vacancies. The following is certain information concerning each of the nominees for election as a director, as well as information concerning those directors of the Company whose terms continue following the Meeting. The Company does not know of any family relationships between the directors and the officers of the Company.

NOMINEES  FOR  DIRECTOR  -  TERM  EXPIRING  2003

     The Board of Directors has nominated each of Sheldon R. Erikson, Thomas O. Hicks and John R. Huff for election at the Meeting to serve as directors for a term expiring at the Annual Meeting of Shareholders in 2003, or until his successor has been duly elected and qualified. Each of the nominees has indicated that he is willing to continue to serve as a member of the Board if elected. If any nominee becomes unavailable for election for any reason, the proxy holders will have discretionary authority to vote for a substitute nominee. Mr. Hicks was designated for nomination by HM4 Triton, L.P., a partnership affiliated with Hicks, Muse, Tate & Furst Incorporated ("Hicks Muse"), pursuant to a Shareholders Agreement between HM4 Triton, L.P. and the Company. See "Management Compensation - Compensation Committee Interlocks and Insider Participation and Certain Transactions."

     The following is a summary of the background of each of the nominees for election at the Meeting:


     Sheldon R. Erikson (age 58). Mr. Erikson has served as a director of the Company since 1995. Mr. Erikson has served as Chairman, President and Chief Executive Officer of Cooper Cameron Corporation, a petroleum and industrial equipment company, since January 1995 and has served as a director of that corporation since March 1995. Mr. Erikson was the Chairman of the Board from 1988 to 1995, and President and Chief Executive Officer from 1987 to 1995, of The Western Company of North America, an oil and gas service company. Mr. Erikson is also a director of Layne Christensen Company and Spinnaker Exploration Company.

     Thomas O. Hicks (age 54). Mr. Hicks has served as Chairman of the Board of Directors of the Company since October 1998. Mr. Hicks has served as Chairman of the Board and Chief Executive Officer of Hicks Muse since 1989. Hicks Muse is a private investment firm located in Dallas, New York, St. Louis, Mexico City and London, specializing in strategic investments, leveraged acquisitions and recapitalizations. From 1984 to May 1989, Mr. Hicks was Co-Chairman of the Board and Co-Chief Executive Officer of Hicks & Haas Incorporated, a Dallas-based private investment firm. Mr. Hicks also serves as a director of AMFM Inc., Cooperative Computing, Inc., Home Interiors & Gifts, Inc., International Home Foods, Inc., Lamar Advertising Company, LIN Holdings Corp., LIN Television Corporation, Mumm Perrier-Jouet, Regal Cinemas, Inc., Sybron International
Corporation,  Teligent,  Inc.  and  Viasystems  Group,  Inc.

     John R. Huff (age 54). Mr. Huff has served as a director of the Company since 1995. Mr. Huff has served as President and Chief Executive Officer of Oceaneering International, Inc., a company providing engineering and intervention services primarily for underwater operations, since August 1986, and as Chairman of Oceaneering International, Inc. since 1990. Mr. Huff is also a director of BJ Services Company and Suncor Corp.

CONTINUING  DIRECTORS  -  TERM  EXPIRING  2001

     The current Class III directors of the Company, who are not standing for re-election at the Meeting and whose terms will expire at the Company's Annual Meeting of Shareholders in 2001, are as follows:

     Fitzgerald S. Hudson (age 75). Mr. Hudson has served as a director of the Company since 1992. Mr. Hudson's principal occupation since 1991 has been his position as general partner of Hudson Group Partners, a family investment partnership. From 1990 to 1991 Mr. Hudson was Chairman of the construction division of Willis Corroon, an insurance brokerage firm.

     James C. Musselman (age 52). Mr. Musselman was elected director of the Company in May 1998, and was elected Chief Executive Officer in October 1998. Mr. Musselman has served as Chairman, President and Chief Executive Officer of Avia Energy Development, LLC, a private company engaged in gas processing and drilling, since September 1994. From June 1991 to September 1994, Mr. Musselman was the President and Chief Executive Officer of Lone Star Jockey Club, LLC, a company formed to organize a horse racetrack facility in Texas.

     C. Lamar Norsworthy (age 53). Mr. Norsworthy has served as a director of the Company since 1998. Mr. Norsworthy has served as Chairman of the Board and Chief Executive Officer of Holly Corporation, an independent refiner of petroleum and petroleum derivatives, since 1979 and also served as President of that corporation from 1988 to 1995.

CONTINUING  DIRECTORS  -  TERM  EXPIRING  2002

     The current Class I directors of the Company, who are not standing for re-election at the Meeting and whose terms will expire at the Company's Annual Meeting of Shareholders in 2002, are as follows:

     Jack D. Furst (age 41). Mr. Furst has served as a director of the Company since October 1998. Mr. Furst is a Partner of Hicks Muse. From 1987 to May 1989, Mr. Furst was a vice president and subsequently a partner of Hicks & Haas Incorporated. Mr. Furst also serves as a director of American Tower Corporation, Cooperative Computing, Inc., Globix Corporation, Hedstrom Corporation, Hedstrom Holdings, Inc., Home Interiors & Gifts, Inc., International Wire Group, Inc.,
LLS  Corp.    and  Viasystems  Group,  Inc.

     Michael E. McMahon (age 52). Mr. McMahon has served as a director of the Company since 1993. Mr. McMahon has served as a partner in RockPort Partners LLC, a merchant banking company, since June 1998. From July 1997 to June 1998, Mr. McMahon was a Managing Director of Chase Securities, Inc., and from October 1994 until July 1997, Mr. McMahon was a Managing Director of Lehman Brothers. Prior to joining Lehman Brothers, Mr. McMahon had been a partner in Aeneas Group, Inc., a subsidiary of Harvard Management Company, Inc., since January 1993. Harvard Management Company, Inc. is a private investment company responsible for managing the endowment fund of Harvard University. Mr. McMahon was primarily responsible for the fund's energy and commodities investments. Mr. McMahon also serves as a director of Spinnaker Exploration Company.

     C. Richard Vermillion, Jr. (age 54). Mr. Vermillion has served as a director of the Company since October 1998. Mr. Vermillion has served as Chairman of Gammaloy Holdings L.P., an oilfield service firm, since February 1996, and as a principal of MV Partners, a private investment firm, since June 1995. From October 1993 to June 1995, Mr. Vermillion was a Managing Director of Donaldson Lufkin & Jenrette, an investment banking firm.

     J. Otis Winters (age 67). Mr. Winters has served as a director of the Company since October 1998. Mr. Winters also served as a director of the Company from September 1993 to May 1996. Mr. Winters was co-founder of PWS Group (formerly known as Pate, Winters & Stone, Inc.), a consulting firm, in 1989. Since 1989 he has served as Chairman of that company. Mr. Winters also serves as a director of Dynegy, Inc., AMFM, Inc. and Panja Corporation.

COMMITTEES  AND  MEETINGS  OF  THE  BOARD  OF  DIRECTORS

     During 1999, the Board of Directors met or acted by written consent six times and each current director attended at least 75% of the aggregate of all Board and applicable committee meetings, other than Mr. Furst, who attended one-half of such meetings.

     The Board of Directors has an Executive Committee, which has the authority, subject to restrictions imposed by Cayman Islands law and the Company's Articles of Association, to act for the Board of Directors. Messrs. Musselman (Chairman), Erikson, Furst and Hicks currently are members of the Executive Committee. The Executive Committee met or acted by written consent one time during 1999.

     The Board of Directors has an Audit Committee, whose functions include the selection and evaluation of the independent auditors, along with the review in conjunction with the independent auditors of the plans and scope of the audit engagement. The committee also reviews with the independent auditors their objectivity and independence and the results of their examination, approves the fee charged by the independent auditors and reviews the Company's internal controls. Messrs. Vermillion (Chairman), Hudson, Norsworthy and Winters currently are members of the Audit Committee. The Audit Committee held seven meetings during 1999.

     The Board of Directors has a Compensation Committee, which reviews and recommends the compensation to be paid to management, and interprets and helps administer the various existing compensation plans of the Company. Messrs. Huff (Chairman), Furst, Hicks, McMahon and Winters currently are members of the Compensation Committee. The Compensation Committee met or acted by written consent six times during 1999.

     The Board of Directors has a Nominating Committee, which is authorized by the Board of Directors to recommend nominees for election to the Board of Directors and nominees to fill additional directorships that may be created and to fill vacancies that may exist on the Board of Directors. Messrs. Hicks (Chairman), Furst, McMahon and Vermillion currently are members of the Nominating Committee. The Nominating Committee did not meet during 1999. The
Nominating Committee will consider nominees recommended by shareholders. See "Shareholder Proposals."


            SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SHAREHOLDERS

     The following table lists, as of March 1, 2000 (except as noted below), the beneficial ownership of the Company's shares by (i) each person known to the Company to own 5% or more of the outstanding Ordinary Shares and 8% Convertible Preference Shares, (ii) each director of the Company, (iii) the Company's Chief Executive Officer and each of the Company's five other most highly compensated executive officers during 1999 (the "named executive officers"), and (iv) the directors and executive officers of the Company as a group. The persons named in the table have sole voting and investment power with respect to all capital shares owned by them, unless otherwise noted.


                                                  SHARES BENEFICIALLY OWNED
                  ------------------------------------------------------------------------

                                   ORDINARY SHARES                   8% PREFERENCE SHARES
                  ------------------------------------------------  ----------------------
                                                                                             PERCENT OF
                          NUMBER OF                PERCENT OF       NUMBER OF   PERCENT OF  TOTAL VOTING
BENEFICIAL OWNER          SHARES (1)                 CLASS            SHARES      CLASS       POWER
----------------  --------------------------  --------------------  ----------  ----------  ------------
5%  SHAREHOLDERS:
HM4 Triton, L.P.            21,960,448     (2)       38.9%           5,131,549      98.9%        38.7%
  c/o  Hicks,  Muse,
  Tate  &  Furst
  Incorporated
  200  Crescent  Court
  Suite  600
  Dallas,  Texas  75201
Barrow, Hanley, Mewhinney    3,450,330     (3)        9.6                  ---       ---          6.1
  &  Strauss,  Inc.
  One  McKinney  Plaza
  3232  McKinney  Avenue
  15th  Floor
  Dallas,  Texas    75204
DIRECTORS AND EXECUTIVE
  OFFICERS:
Thomas O. Hicks (4)         22,259,709               39.4            5,131,549      98.9         39.3
Sheldon R. Erikson             198,000                 *                   ---       ---           *
Jack D. Furst                    3,535                 *                   ---       ---           *
Fitzgerald S. Hudson           265,740     (5)         *                   ---       ---           *
John R. Huff                   154,000     (6)         *                 1,000        *            *
Michael E. McMahon             163,500                 *                   ---       ---           *
C. Lamar Norsworthy             87,500                 *                   ---       ---           *
C. Richard Vermillion, Jr.      46,000                 *                   ---       ---           *
J. Otis Winters                 75,000                 *                   ---       ---           *
James C. Musselman             200,699                 *                   ---       ---           *
A. E. Turner, III              198,373                 *                   ---       ---           *
W. Greg Dunlevy                 35,779                 *                   ---       ---           *
Marvin Garrett                  21,994                 *                   ---       ---           *
Bernard Gros-Dubois             49,030                 *                   ---       ---           *
Brian Maxted                    51,000                 *                   ---       ---           *
All directors and executive
  officers as a group (15
  persons)                 23,809,859      (7)       41.2            5,132,549      98.9         42.0

-------------------
*  less than 1%


(1) Includes shares held for the account of the named executive officers pursuant to the Company's 401(k) savings plan, shares held by or for the benefit of wives and minor children of directors and executive officers and entities in which directors or executive officers hold a controlling interest, and includes the number of shares indicated as follows that are issuable upon exercise of stock options that are exercisable or exercisable within 60 days from April 1, 2000: Mr. Erikson, 195,000 shares; Mr. Hudson, 180,000 shares; Mr. Huff, 135,000 shares; Mr. McMahon, 157,500 shares; Mr. Norsworthy, 52,500 shares; Mr. Vermillion, 45,000; Mr. Winters, 75,000 shares; Mr. Musselman, 181,667 shares; Mr. Turner, 194,666 shares; Mr. Dunlevy, 26,917 shares; Mr. Garrett, 17,250 shares; Mr. Gros-Dubois, 43,417 shares; Mr. Maxted, 51,000 shares; and the directors and executive officers as a group, 1,354,917 shares. Includes shares issuable upon exercise of options owned by trusts and family partnerships established for the benefit of the family members of certain directors and executive officers as to which such directors and executive officers disclaim beneficial ownership.


(2) Includes an aggregate of 20,526,196 Ordinary Shares into which the 5,131,549 8% Convertible Preference Shares held by HM4 Triton, L.P. could be converted.

(3)     Based  on  a  Schedule  13G  filed  with  the  Securities  and  Exchange
Commission dated February 9, 2000. The Schedule 13G did not report the ownership of any 8% Convertible Preference Shares.

(4) Share ownership includes all of the shares beneficially owned by HM4 Triton, L.P. Mr. Hicks is a controlling person of the general partner of HM4 Triton, L.P. and as such, may be deemed to be the beneficial owner of the shares owned by HM4 Triton, L.P. Mr. Hicks disclaims beneficial ownership to the shares owned directly by HM4 Triton, L.P. In addition, Mr. Hicks' share ownership includes 665 shares held as trustee of certain trusts for the benefit of his children, and 3,141 shares held by two partnerships whose general partners are controlled by Mr. Hicks.

(5) Includes 45,740 shares held by partnerships in which Mr. Hudson owns a 1% interest and for which Mr. Hudson serves as general partner.

(6) The number of Ordinary Shares beneficially owned includes the 4,000 Ordinary Shares Mr. Huff could acquire by converting the 8% Convertible Preference Shares he owns.

(7) Includes Ordinary Shares issuable upon conversion of 8% Convertible Preference Shares.



                             MANAGEMENT COMPENSATION


SUMMARY  COMPENSATION  TABLE

     The following table sets forth certain information regarding compensation paid or accrued for services rendered during 1999, 1998 and 1997 to the Company's Chief Executive Officer and each of the named executive officers, based on salary and bonus earned during 1999.





                                                                                   LONG-TERM COMPENSATION
                                                                              ---------------------------------
                                                                                     AWARDS            PAYOUTS
                                                                              ---------------------  ----------
                                                                                         SECURITIES
                                            ANNUAL COMPENSATION                          UNDERLYING
                                  -----------------------------------------  RESTRICTED   OPTIONS/                  ALL OTHER
    NAME AND               FISCAL                            OTHER ANNUAL      STOCK        SARS       LTIP       COMPENSATION
PRINCIAL POSITION           YEAR   SALARY($)   BONUS($)    COMPENSATION (1)  AWARDS(S)     (#)(2)     PAYOUTS          ($)
-----------------          ------ ----------  -----------  ----------------  ---------  -----------  ----------   ------------
                                                                                                                         2,500
James C. Musselman (3)       1999  500,000      495,000          ----           ----       350,000      ----
 Chief Executive Officer     1998  132,000        ----           ----           ----       315,000      ----             ----
                             1997   ----          ----           ----           ----         ----       ----             ----

A. E. Turner, III            1999  350,000      262,500          ----           ----       170,000      ----            17,232 (4)
 Chief Operating Officer     1998  350,000      200,000          ----           ----       203,000      ----            16,337
                             1997  300,000      100,000          ----           ----        75,000      ----            14,547

W. Greg Dunlevy              1999  174,720       87,360          ----           ----        85,000      ----            11,984 (5)
 Vice President, Investor    1998  174,720       38,104          ----           ----        57,250      ----            11,470
 Relations and Treasurer     1997  167,787       33,280          ----           ----         ----       ----            10,722

Marvin Garrett               1999  146,156       75,000          ----           ----        65,000      ----             8,769 (6)
 Vice President, Production  1998  136,822       10,262          ----           ----        36,750      ----             8,209
                             1997  126,457       31,096          ----           ----         ----       ----             7,587

Bernard Gros-Dubois (7)      1999  176,960       70,784          ----           ----        73,000      ----            13,352
 Vice President and General  1998  156,543       38,272          ----           ----        62,250      ----            13,241
 Manager, Kuala Lumpur       1997  136,327       27,040          ----           ----         ----       ----            12,714

Brian Maxted (8)             1999  170,000      102,000          ----           ----       125,000      ----             4,800
 Vice President, Exploration 1998  170,000       69,420          ----           ----       120,500      ----             4,800
                             1997  135,960       33,990          ----           ----         ----       ----           146,733

--------------------

(1) Excludes perquisites and other personal benefits if in total they do not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for the named executive officer.

(2)     Options  to  acquire  Ordinary  Shares.

(3) Mr. Musselman was elected a director of the Company in May 1998 and became Chief Executive Officer in October 1998. Compensation for 1998 includes directors fees aggregating $7,000 paid to Mr. Musselman while he was a non-employee director (through October 1998). The All Other Compensation amount for 1999 consists of $2,500 in Company contributions to the Company's 401(k) savings plan for Mr. Musselman's benefit.

(4) Consists of $9,600 in Company contributions to the Company's 401(k) savings plan and $7,632 in respect of life insurance premiums for Mr. Turner's benefit.

(5) Consists of $10,000 in Company contributions to the Company's 401(k) savings plan and $1,984 in respect of life insurance premiums for Mr. Dunlevy's benefit.

(6) Consists of $8,769 in Company contributions to the Company's 401(k) savings plan for Mr. Garrett's benefit.

(7) Mr. Gros-Dubois served as Vice President, Finance during 1999, and, in December 1999, accepted the assignment as general manager of the Company's Kuala Lumpur operation in Malaysia. The All Other Compensation amount for 1999 consists of $8,599 in Company contributions to the Company's 401(k) savings plan and $4,753 in respect of life insurance premiums for Mr. Gros-Dubois benefit.

(8) The All Other Compensation amount for 1999 consists of $4,800 in respect of life insurance premiums for Mr. Maxted's benefit. The All Other Compensation amount for 1997 consists primarily of certain bonus payments and the reimbursement of certain expenses in connection with Mr. Maxted's overseas assignment in accordance with the Company's expatriate employee policies.


OPTION  GRANTS  IN  1999

     The following table provides information regarding options granted to the named executive officers relating to performance during the year ended December 31, 1999.




                                               INDIVIDUAL GRANTS
                          ------------------------------------------------------------
                                                                                           POTENTIAL REALIZABLE
                                           % OF TOTAL                                       VALUE AT ASSUMED
                           NUMBER OF        OPTIONS/                                     ANNUAL RATES OF STOCK
                          SECURITIES          SARS                                      PRICE APPRECIATION FOR
                          UNDERLYING       GRANTED TO     EXERCISE OR                        OPTION TERM(1)
                          OPTIONS/SARS    EMPLOYEES IN    BASE PRICE                    -----------------------
                          GRANTED(#)(2)  FISCAL YEAR(3)    ($/SH)(4)   EXPIRATION DATE    0%     5%($)    10%($)
                          -------------  --------------  ------------  ---------------  -----  -------  ---------
James C. Musselman          200,000         10.9             14.50       5/20/2004       ---   242,840  1,065,881
                            150,000          8.2             14.50       9/24/2004       ---   277,851    920,199
A. E. Turner, III            20,000          1.1             14.50       5/20/2004       ---    24,284    106,588
                            150,000          8.2             14.50       9/24/2004       ---   277,851    920,199
W. Greg Dunlevy              10,000          0.5             14.50       5/20/2004       ---    12,142     53,294
                             75,000          4.1             14.50       9/24/2004       ---   138,925    460,099
Marvin Garrett                5,000          0.3             14.50       5/20/2004       ---     6,071     26,647
                             60,000          3.3             14.50       9/24/2004       ---   111,140    368,080
Bernard Gros-Dubois          10,000          0.5             14.50       5/20/2004       ---    12,142     53,294
                             63,000          3.4             14.50       9/24/2004       ---   116,697    386,484
Brian Maxted                 15,000          0.8             14.50       5/20/2004       ---    18,213     79,941
                            110,000          6.0             14.50       9/24/2004       ---   203,757    674,813

-----------------------

(1) Under the rules of the Securities and Exchange Commission, the "potential realizable value" of a stock option is calculated by assuming that the market price of the underlying Ordinary Shares on the date the stock option was granted appreciates at an annual compounded rate of 5% and 10%, respectively, over the terms of the options, irrespective of the current price of the Ordinary Shares. These numbers do not take into account provisions of certain options providing for termination of the option following termination of employment.

(2) The options granted in 1999 have a term of five years and vest one-third per year. In the event of a change of control of the Company, any unexercisable portions of options become immediately exercisable. For the purposes of the Company's stock option plans, "change in control" has the same definition as that for the Company's Supplemental Executive Retirement Plan, which is set forth in the discussion following the Pension Plan Table below.

(3) Options are calculated as a percentage of the sum of all options granted to employees in 1999 (excluding options granted in 1999 to non-employee directors).

(4) In the case of each grant, the exercise price was greater than the closing price of the Ordinary Shares on the date of grant. On May 20, 1999, the closing price was $12.31 and on September 24, 1999, the closing price was $12.81. The officer may pay an option's exercise price by delivering to the Company Ordinary Shares he owns, by paying cash, or in any other form of valid consideration or a combination of any of the foregoing, as determined by the Compensation Committee.

AGGREGATED  OPTION  EXERCISES  IN  1999  AND  YEAR-END  OPTION  VALUES

     The following table provides information related to the number and value of options held by the named executive officers at December 31, 1999. None of the named executive officers exercised options during 1999.





                                                    NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                                    UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                        OPTIONS/SARS                 OPTIONS/SARS
                          SHARES                        AT FY-END (#)              AT FY-END ($)(1)
                       ACQUIRED ON    VALUE      ---------------------------  --------------------------
                       EXERCISE(#)  REALIZED($)  EXERCISABLE   UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
                      ------------  -----------  ------------  -------------  -----------  -------------
James C. Musselman         ----         ----       115,000        550,000      $612,500       $3,368,750
A. E. Turner, III          ----         ----       187,999        280,001       301,771        1,522,291
W. Greg Dunlevy            ----         ----        23,583        101,667       125,177          584,167
Marvin Garrett             ----         ----        15,583         81,667        76,177          461,667
Bernard Gros-Dubois        ----         ----        40,083         89,667       267,365          510,667
Brian Maxted               ----         ----        42,250        186,250       178,000          956,250

------------------------

(1) Value at fiscal year end is calculated based on the difference between the option exercise price and the closing market price of the Ordinary Shares at December 31, 1999, multiplied by the number of shares to which the option relates. On December 31, 1999, the closing price was $20.625.


PENSION  PLAN  TABLE

     The following table lists estimated annual benefits payable upon retirement under the Company's Retirement Income Plan ("Retirement Plan"), including amounts attributable to the Company's Supplemental Executive Retirement Plan ("SERP"), to participants with varying average earnings levels and years of service.




                         YEARS OF CREDITED SERVICE
               -------------------------------------------
REMUNERATION      10       15       20       25       30
-------------  -------  -------  -------  -------  -------
  150,000       58,252   59,232   60,212   61,192   62,172
  200,000       83,252   84,276   85,300   86,324   87,348
  250,000      108,252  109,276  110,300  111,324  112,348
  300,000      133,252  134,276  135,300  136,324  137,348
  350,000      158,252  159,276  160,300  161,324  162,348
  400,000      183,252  184,276  185,300  186,324  187,348
  450,000      208,252  209,276  210,300  211,324  212,348
  500,000      233,252  234,276  235,300  236,324  237,348
  550,000      258,252  259,276  260,300  261,324  262,348
  600,000      283,252  284,276  285,300  286,324  287,348
  650,000      308,252  309,276  310,300  311,324  312,348
  700,000      333,252  334,276  335,300  336,324  337,348




     Payments made under the Retirement Plan and SERP are based on years of service and annual earnings. Salary and wages are included in the calculation of average earnings, but bonuses, overtime, severance pay and fringe benefits are excluded. The SERP generally provides that a participant may elect to receive benefits under the SERP in equal monthly installments over a period of 20 years. The Company has purchased life insurance to fund a portion of its obligations under the SERP.

     Under the Retirement Plan, the benefit a participant is entitled to receive at his normal retirement date (age 65) is equal to .8% of his average monthly compensation multiplied by his years of service, not to exceed 30 years, plus
 .65% of his excess average monthly compensation multiplied by his years of service, not to exceed 30 years. The Retirement Plan also provides an optional early retirement benefit under which a participant may qualify for a reduced pension after reaching age 55 and the completion of five years of service.

     The SERP provides supplemental retirement benefits to selected employees. The benefit levels under the SERP upon normal (age 60) or early retirement are based on the participant's final average compensation at retirement reduced by the participant's accrued benefit under the Retirement Plan and further reduced by the participant's primary Social Security benefits. The offset for Social Security does not apply to any benefit payable before a participant reaches the age of 62. The normal retirement benefit is 50% of average compensation less 100% of anticipated social security less the Retirement Plan benefit multiplied by the accrual percentage. The accrual percentage is 10% for each completed year of service up to 100%. In the event of a change in control, the participant will become fully accrued in the SERP benefit, the benefit will be distributed as a lump sum, and the participant will receive an additional payment as a "gross-up" to cover tax liabilities such that the net lump sum benefit is retained by the participant. There will be deemed to be a change of control if any of the following occurs:

- the consummation of a merger or other form of business combination of the Company in which (1) the Company is not the surviving corporation or (2) where the Company is the surviving corporation, the Company's Ordinary Shares would be converted into cash, securities or other property, or the holders of the Company's Ordinary Shares immediately prior to the business combination would represent less than a majority of the common stock of the surviving corporation immediately after the business combination,

-  the sale of all or substantially all of the Company's assets,

-  the shareholders of the Company approve a plan of liquidation of the Company,

- any person or group becomes, without the prior approval of the Board of Directors, a beneficial owner of securities of the Company representing 25% or more of the Company's then outstanding securities having the right to vote in the election of directors, or

- during any period of two consecutive years, individuals who, at the beginning of such period constituted the entire Board, cease for any reason (other than death) to constitute a majority of the directors of the Company, unless the nomination for election of each new director was approved by a vote of at least two-thirds of the directors then still in office.

     For 1999, the remuneration included in the computation of annual earnings under the Retirement Plan and the SERP for each of the executive officers named in the Summary Compensation Table was as follows: James C. Musselman, $500,000;
A. E. Turner, III, $347,308; W. Greg Dunlevy, $174,720; Marvin Garrett, $146,156; Bernard Gros-Dubois, $176,960; and Brian Maxted, $170,000. The years of credited service under the Retirement Plan and the SERP for each of those individuals were as follows: James C. Musselman, 1; A. E. Turner, III, 6; W. Greg Dunlevy, 7; Marvin Garrett, 5; Bernard Gros-Dubois, 14; and Brian Maxted, 6.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     General. The Compensation Committee of the Board of Directors of the Company is composed of non-employee directors. The Compensation Committee, as part of its review and consideration of executive compensation, takes into account, among other things, the following goals:

- Provision of incentives and rewards that will attract and retain highly qualified and productive people;

-  Motivation of employees to high levels of performance;

-  Differentiation of individual pay based on performance;

-  Ensuring external competitiveness and internal equity; and

-  Alignment of Company, employee and shareholder interests.

     The principal components of executive compensation are base pay, discretionary bonus, and long-term incentives in the form of stock options. Executive compensation also includes various benefit and retirement programs. Each element has a somewhat different purpose and all of the determinations of the Compensation Committee regarding the appropriate form and level of executive compensation, including the compensation of the Chief Executive Officer, historically have been negotiated with newly retained executives and thereafter reviewed and adjusted based on the Compensation Committee's ongoing assessment and understanding of the oil and gas business and the Company's relative position in that business, and the Company and the Company's executive officers.

     Management  Compensation  for  1999

     In late 1998, following the investment in the Company led by Hicks Muse, the Company underwent a significant restructuring of its management team. Mr. Musselman, who had first become affiliated with the Company as a non-employee director in May 1998, was elected President and Chief Executive Officer in October 1998. In early 1999, Mr. Turner took on the additional responsibilities of Chief Operating Officer. Following the capital infusion led by Hicks Muse, in early 1999, management presented to the Board, and the Board approved, a strategy to maximize the value of the Company to its shareholders through controlling costs and prioritizing exploration activities, conserving capital, strategically growing the Company through selective acquisitions and/or internally generated growth, and instituting a share repurchase program and other strategies to enhance shareholder value.

     During 1999, the Compensation Committee believes that management successfully executed that strategy by accomplishing the following goals:

- improved profitability and cash flow - while the Company benefited from improved oil prices, the Committee determined that management successfully reduced operating and general and administrative expenses, and capital expenditures;

- rationalized the Company's exploration portfolio and restructured operating commitments;

- executed the gas sales agreement relating to the Company's interest in Malaysia-Thailand;

-  made a strategic acquisition of the Recetor license in Colombia;

-  instituted a share repurchase program;

-  replaced produced oil and gas reserves by approximately 300%; and

-  made a significant oil discovery in Equatorial Guinea.


     Accordingly, the Compensation Committee approved salary increases and bonuses, and the grant of stock options, for the executive officers and senior management, as well as for substantially all of the Company's employees. The accomplishment of any one of the above goals was not, however, given greater weight than any other in determining salary, bonus or stock option amounts.

     To assist in determining the level of salary increases and bonuses to be granted to employees, including executive officers, management engaged the services of a compensation consulting firm to survey the practice of other companies that the firm deemed relevant. Management did not limit the consulting firm as to which companies to consider, and the other companies were not necessarily the same as the companies included within the peer group selected for purposes of the Stock Performance Chart below. In determining salary increases, in general, management recommended to the Compensation Committee that it approve increases of 5%, adjusted for specific employees, if necessary, to align the employee's salary with those of comparable employees as determined by the consulting firm. In determining bonuses, management recommended to the Compensation Committee bonuses based on the survey by the outside consulting firm, subject to adjustments made by management based on their subjective determinations regarding individual performance. With regard to the bonus for Mr. Turner, the Compensation Committee referred to the compensation plan based on performance goals, as approved by the shareholders at the 1996 Annual Meeting. Under that plan, Mr. Turner is eligible for a bonus of up to 75% of his salary if his performance is deemed to be "outstanding". For the reasons discussed above, the Committee determined that Mr. Turner's performance was outstanding and awarded him a bonus of 75% of his salary.

     In determining the level of stock options to be granted to executive officers, in general, the Compensation Committee approved the grants recommended by management, subject to adjustment by the Committee based on the Committee's subjective judgment as to individual performance. The Compensation Committee continues to believe that an emphasis on equity compensation is in the best interests of shareholders because it more closely aligns management and shareholder interests and maximizes the availability of cash for significant capital expenditures. However, the Compensation Committee established the exercise price for the stock options at $14.50, which was greater than the closing price of the Company's Ordinary Shares as of the dates of grant, in order to provide greater incentive to management to increase shareholder value.

     Chief Executive Officer's 1999 Compensation. The Compensation Committee determines the compensation of James C. Musselman, the Company's President and Chief Executive Officer, and is responsible for making all decisions with regard to his compensation. In connection with Mr. Musselman's election as interim President and Chief Executive Officer in October 1998, the Compensation Committee established Mr. Musselman's salary at $500,000 and approved the grant to Mr. Musselman of 300,000 stock options at an exercise price of $14.50 per share, which was greater than the share price on the date of grant. This package was the result of negotiations with Mr. Musselman to induce him to accept the additional responsibilities of Chief Executive Officer and to provide a significant incentive to increase the value of the Company. When Mr. Musselman was made permanent President and Chief Executive Officer in 1999, the Committee approved the grant of 200,000 stock options, again at the exercise price of $14.50 per share.

     With regard to the 1999 bonus for Mr. Musselman, the Committee referred to the compensation plan based on performance goals, as approved by the shareholders at the 1996 Annual Meeting. Under that plan, the Chief Executive Officer is eligible for a bonus of up to 100% of his salary if his performance is deemed to be "outstanding". For the reasons discussed above, the Committee determined that Mr. Musselman's performance was outstanding and awarded him a bonus of 99% of his salary. In addition, the Committee approved stock options to purchase a total of 150,000 shares, and an increase in salary of 5%, for the reasons described above with regard to other officers.

     Compensation Committee Members. This report is submitted by the members of the Compensation Committee of the Board of Directors:

           John R. Huff (Chairman)          Jack D. Furst
           Thomas O. Hicks                  Michael E. McMahon
           J. Otis Winters


STOCK PERFORMANCE CHART


     The following chart compares the yearly percentage change in the cumulative total shareholder return on the Company's Ordinary Shares during the five years ended December 31, 1999, with (i) the cumulative total return on the S&P 500 Index and (ii) a peer group of certain oil and gas exploration and development companies selected by the Company. The peer group selected by the Company consists of Anadarko Petroleum Corporation, Apache Corporation, Burlington Resources Inc., EOG Resources, Inc., Mesa Inc. (through August 7, 1997), Ocean Energy, Inc. (Seagull Energy Corporation through March 31, 1999), Oryx Energy Company (through the fourth quarter 1998), Pioneer Natural Resources Company
(beginning August 8, 1997), Santa Fe Snyder Corp., and Union Texas Petroleum Holdings, Inc. (through June 29, 1998). The comparison assumes $100 was invested on December 31, 1994 in the Company's Ordinary Shares and in each of the foregoing indices and assumes reinvestment of dividends.

     The returns of each issuer in the foregoing group have been weighted according to the respective issuer's stock market capitalization as of the beginning of each period.


EDGAR  REPRESENTATION  OF  DATA  POINTS  USED  IN  PRINTED  GRAPHIC

Based upon an initial investment of $100 on December 31, 1994 with dividends reinvested

                             CUMULATIVE TOTAL RETURN


                                                                          Custom Composite Index
                       Triton Energy Ltd.   S&P 500-Registerd Trademark        (10 Stocks)
Dec-94                              100                           100                      100
Dec-95                              169                           138                      119
Dec-96                              143                           169                      148
Dec-97                               86                           226                      139
Dec-98                               23                           290                      102
Dec-99                               61                           351                      112

Source: Georgeson Shareholder Communications, Inc.


EMPLOYMENT  AGREEMENTS

     The Company has entered into Employment Agreements with Messrs. Turner, Dunlevy, Garrett, Gros-Dubois and Maxted. Among other provisions, Mr. Turner's agreement provides that he would be entitled to receive certain benefits in the event of the termination of his employment. If, following a change of control, his employment is terminated for a reason other than (a) his death, disability or retirement, (b) for cause, or (c) his voluntary termination other than for good reason, he would be entitled to receive a lump sum severance payment equal to the sum of the following amounts: (i) three times the sum of (x) the highest annual base salary in any of the three preceding years, (y) the highest of the aggregate bonuses in any of the preceding three years and (z) the highest of the contributions made by the Company on his behalf in respect of the Company's 401(k) plans in any of the three preceding years; (ii) an amount equal to the lump sum payment to which he would be entitled under the SERP in the event of a change in control as defined in the SERP (in lieu of further payments under the SERP); (iii) certain relocation and indemnity payments; (iv) the present value of the difference in retirement benefit to which he would have been entitled if he would have accumulated three additional years of service after the date of termination; and (v) in the event he is subject to the excise tax imposed by
Section 4999 of the Internal Revenue Code of 1986, as amended, as a result of the change of control, an additional "gross-up" amount such that, after payment of such excise tax, and any other taxes on such additional amount, he would be entitled to a net amount equal to the amounts set forth in the agreement. In addition, in the event of a change of control, his options would be fully vested and would remain outstanding for one year from the date of termination. Mr. Turner's agreement also provides a severance benefit in the event his employment is terminated by the Company without cause, or by Mr. Turner for good reason, prior to a change in control. In the event of such a termination prior to a change in control, he would be entitled to the following benefits: (a) salary for eighteen months following the date of termination and (b) any stock options would become fully vested and remain exercisable for one year.

     As a result of the sale of the 1,822,500 8% Convertible Preference Shares to HM4 Triton, L.P. in September 1998, a change in control was deemed to have occurred for the purposes of Mr. Turner's agreement.

     The Employment Agreements with Messrs. Dunlevy, Garrett, Gros-Dubois and Maxted provide certain benefits only in the event of the termination of employment following a change of control. If, following a change of control, the officer's employment is terminated for a reason other than (a) his death, disability or retirement, (b) for cause, or (c) his voluntary termination other than for good reason, he would be entitled to receive a lump sum severance payment equal to the sum of the following amounts: (i) two times the product of
(x) 115% times (y) the officer's annual base salary as of the date of termination; (ii) the aggregate spread between the exercise prices of all stock options held by the officer, whether or not then exercisable, and the highest price per Ordinary Share actually paid in connection with any change in control;
(iii) certain relocation and indemnity payments; (iv) the present value of the difference in retirement benefit to which he would have been entitled if he would have accumulated three additional years of service after the date of termination; and (v) in the event he is subject to the excise tax imposed by
Section 4999 of the Internal Revenue Code of 1986, as amended, as a result of the change of control, an additional "gross-up" amount such that, after payment of such excise tax, and any other taxes on such additional amount, he would be entitled to a net amount equal to the amounts set forth in the agreement. For the purposes of these employment agreements, "change in control" has the same definition as that for the SERP, which is set forth in the discussion following the Pension Plan Table above.


DIRECTORS'  COMPENSATION

     Stock and Cash Remuneration. Non-employee directors of the Company are entitled to receive an annual cash stipend of $25,000 plus $1,000 (or, $2,000 in the case of the committee chairmen) for each board or committee meeting attended. Members of the Board of Directors are also reimbursed for travel expenses to meetings of the Board of Directors and its committees. Pursuant to a Company stock option plan, on the first trading day of January each year the non-employee directors automatically receive nonqualified stock options to purchase 15,000 Ordinary Shares. The stock options issuable pursuant to this plan have an exercise price equal to the closing price of the Ordinary Shares on the date of grant, are fully exercisable upon issuance, and terminate upon the earlier to occur of the tenth anniversary of the date of grant or five years following the termination of service as a director (other than for cause). In accordance with the plan, in January 2000, each of Messrs. Erikson, Hudson, Huff, McMahon, Norsworthy, Vermillion and Winters received nonqualified stock options to purchase 15,000 Ordinary Shares, which had an exercise price of $20.06. Prior to January 2000, each non-employee director was entitled to make an election in January of each year to receive either (i) a restricted grant of 1,000 Ordinary Shares and stock options to purchase 10,000 Ordinary Shares or
(ii) stock options to purchase 15,000 Ordinary Shares. This election was eliminated in January 2000. On August 6, 1999, certain non-employee directors were granted stock options at an exercise price of $14.50 per share, which was greater than the $10.75 closing price of the Company's Ordinary Shares on that date. These options have a ten-year term and became 100% vested on January 1, 2000. Pursuant to this grant, the non-employee directors received options in the following amounts: Mr. Erikson, 30,000 shares; Mr. Hudson, 45,000 shares; Mr. Huff, 30,000 shares; Mr. McMahon, 37,500 shares; Mr. Norsworthy, 7,500 shares; and Mr. Winters, 30,000 shares. In addition, in January 2000, the options granted to the non-employee directors in January 1998 were amended to conform their termination provisions to the five-year post-termination period contained in the options granted to the non-employee directors since January 1999.

     Pursuant to the Shareholders Agreement between HM4 Triton, L.P. and the Company entered into at the time of HM4 Triton, L.P.'s initial investment in the Company, Messrs. Hicks and Furst are not entitled to compensation as directors of the Company.

     Retirement Plan for Directors. The Company has a retirement plan for non-employee directors. In order to be eligible, a director must have served as an outside director for at least five years or, if a director has served less than five years, (i) have had his service on the board as an outside director terminated due to death or disability or (ii) have a change of control of the Company occur while he was a director. The annual benefit under the retirement plan is $25,000, payable quarterly and commencing at the beginning of the Company's fiscal quarter next following the later of the date on which a director (i) attains age 65 or (ii) retires from the Board of Directors. If a director retires from the board due to his death or disability, the payments to the director or his estate will commence at the beginning of the Company's next fiscal quarter. The payment of benefits continue for a period equal to the number of years, rounded upwards to the nearest six months, during which such director served as an outside director, but not more than ten years. The Company may elect in its discretion to pay a retired director, with the consent of such director or his estate, a lump sum.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION AND CERTAIN TRANSACTIONS

Transactions  with  HM4  Triton,  L.P.  and  its  Affiliates

     In August 1998, the Company entered into a Shareholders Agreement with HM4 Triton, L.P. and a Financial Advisory Agreement (the "Financial Advisory Agreement") and a Monitoring and Oversight Agreement (the "Monitoring
Agreement")  with  Hicks,  Muse  &  Co.  Partners, L.P. ("Hicks Muse Partners").
Messrs.  Hicks  and  Furst  are  owners  of  the  general  partner of Hicks Muse
Partners.

     The Shareholders Agreement provides that, subject to the following paragraph, so long as the entire Board of Directors of the Company consists of ten members, HM4 Triton, L.P. (and its designated transferees, collectively) may designate four nominees for election to the Board and the Company is obligated to cause HM4 Triton, L.P.'s designees to be nominated for election. Pursuant to the Shareholders Agreement, HM4 Triton, L.P. has designated Mr. Hicks for nomination for election at the Meeting. Messrs. Furst, Vermillion and Winters were HM4 Triton, L.P.'s designees for nomination for election at the 1999 Annual Meeting.

     The right of HM4 Triton, L.P. (and its designated transferees) to designate nominees for election to the Board will be reduced if the number of Ordinary Shares (assuming conversion of any 8% Convertible Preference Shares into Ordinary Shares) held by HM4 Triton, L.P. and its affiliates is reduced as set forth below:



         Ownership of Ordinary Shares
       (including 8% Convertible Preference
                                                   Number of directors
              Shares on an as                  entitled to be designated
           converted basis)(approx.)                for nomination
       -------------------------------         -------------------------
       >14.8 million                                         4
       -
       <14.8 million, but  >9.9 million                      3
                           -
       <9.9 million, but  >4.9 million                       2
                          -
       <4.9 million, but  >197,500                           1
                          -
       <197,500                                              0


     So long as HM4 Triton, L.P. is entitled to designate one nominee for director, the Company is required to cause at least one HM4 Triton, L.P.
director  to  be  a  member  of  each  committee  of  the  Board.

     In the Shareholders Agreement, the Company also agreed that, so long as HM4 Triton, L.P. and its affiliates continue to hold at least approximately 9.9 million Ordinary Shares (assuming conversion of any 8% Convertible Preference Shares held by HM4 Triton, L.P. and its affiliates into Ordinary Shares), or shares representing in the aggregate at least 10% of the outstanding Ordinary Shares (assuming the conversion or exchange of all outstanding convertible or exchangeable securities of the Company), the Company would not take certain actions without the consent of HM4 Triton, L.P. Some of the actions that would require HM4 Triton, L.P.'s consent are listed below:

-  amending  the  Company's  Articles  of  Association or the terms of the 8%
Convertible Preference Shares with respect to the voting powers, rights or preferences of the holders of 8% Convertible Preference Shares,

- entering into a merger or similar business combination transaction, or effecting a reorganization, recapitalization or other transaction pursuant to which a majority of the outstanding ordinary shares or any 8% Convertible Preference Shares are exchanged for securities, cash or other property,

- authorizing, creating or modifying the terms of any securities that would rank equal to or senior to the 8% Convertible Preference Shares,

-  selling assets comprising more than 50% of the market value of the Company,

- paying dividends on the Company's ordinary shares or other shares ranking junior to the 8% Convertible Preference Shares,

-  incurring certain levels of debt, and

- commencing a tender offer or exchange offer for any of the Company's ordinary shares.

     In the Shareholders Agreement, the Company has granted to HM4 Triton, L.P. and persons to whom it transfers its shares certain rights to require the Company to file a registration statement with the Securities and Exchange Commission to permit them to freely sell the 8% Convertible Preference Shares and Ordinary Shares they then own (together, the "Registrable Shares"). The Shareholders Agreement provides that one or more holders of Registrable Shares may (subject to customary "black-out" periods) require the Company to effect up to five registrations under the Securities Act of 1933 (the "Securities Act") if the Registrable Shares proposed to be sold represent more than 20% of the then outstanding Registrable Shares. The Shareholders Agreement also provides certain "piggyback" registration rights to the holders of Registrable Shares whenever the Company proposes to register an offering of any of its capital stock under the Securities Act (including on behalf of any shareholder of the Company other than a holder of Registrable Shares), subject to certain exceptions. In addition, the Shareholders Agreement contains customary provisions regarding the payment of holders' expenses relating to offerings by the Company in connection with the exercise of registration rights and regarding indemnification of the Company and the holders of Registrable Shares for certain securities law violations.

     The Financial Advisory Agreement designates Hicks Muse Partners as the Company's exclusive financial advisor in connection with any Sale Transaction (defined below) unless either the Chief Executive Officer of the Company elects not to retain a financial advisor or Hicks Muse Partners and the Company agree to retain an additional financial advisor in connection with any particular Sale Transaction. The Financial Advisory Agreement requires the Company to pay a fee to Hicks Muse Partners in connection with any Sale Transaction (unless the Chief Executive Officer of the Company elects not to retain a financial advisor) in an amount equal to the lesser of (i) the fees then charged by first-tier investment banking firms for similar advisory services rendered in similar transactions or
(ii) 1.5% of the Transaction Value (as defined in the Financial Advisory Agreement); provided that the fee will be divided equally between Hicks Muse Partners and any additional financial advisor that the Company and Hicks Muse Partners agree will be retained by the Company with respect to any such transaction. A "Sale Transaction" is defined as any merger, sale of securities representing a majority of the combined voting power of the Company, sale of assets of the Company representing more than 50% of the total market value of the assets of the Company and its subsidiaries or other similar transaction. The Company is also required to reimburse Hicks Muse Partners for reasonable disbursements and out-of-pocket expenses Hicks Muse Partners incurs in connection with its advisory services.

     Pursuant to the Monitoring Agreement, Hicks Muse Partners provides financial oversight and monitoring services as requested by the Company and the Company pays to Hicks Muse Partners an annual fee of $500,000, payable in quarterly installments. In addition, the Company is obligated to reimburse Hicks Muse Partners for reasonable disbursements and out-of-pocket expenses incurred by Hicks Muse Partners or its affiliates for the account of the Company or in connection with the performance of its services.

     The Financial Advisory and Monitoring Agreements will remain in effect until the earlier of (i) September 30, 2008 or (ii) the date on which HM4 Triton, L.P. and its affiliates cease to beneficially own at least 5% of the Company's outstanding Ordinary Shares (determined after giving effect to the conversion of all 8% Convertible Preference Shares held by HM4 Triton, L.P. and its affiliates). The Company has agreed to indemnify Hicks Muse Partners with respect to liabilities incurred as a result of Hicks Muse Partners' performance of services for the Company pursuant to the Financial Advisory Agreement and the Monitoring Agreement.

     The Company is also required to provide directors' and officers' liability insurance coverage for HM4 Triton, L.P. and its affiliates with respect to any claims brought against them relating to any act or omission of any director of the Company in his or her capacity as a director of the Company. The Company is required to maintain this coverage for so long as HM4 Triton, L.P. is entitled to nominate any members of the Board of Directors of the Company.

     In April 1999, the Company sold to HMTF Operating L.P., an entity affiliated with Hicks Muse and Messrs. Hicks and Furst, its interest in a hunting facility in Texas and related facilities for $900,000 and recognized a gain of $400,000. The purchase price was derived through negotiation between representatives of the Company and Hicks Muse and was approved by the disinterested members of the Company's Board of Directors.

Transactions with Cooper Cameron Corporation and Oceaneering International, Inc.

     Both Cooper Cameron Corporation ("Cooper Cameron") and Oceaneering International, Inc. ("Oceaneering") were winning bidders to provide services as subcontractors in connection with the Company's offshore drilling program in Equatorial Guinea. Cooper Cameron will provide certain subsea equipment and related services and the Company expects that Cooper Cameron's contract will amount to approximately $22 million during 2000 based on the planned drilling program. Oceaneering also will provide certain subsea equipment and related services and the Company expects that Oceaneering's contract will amount to approximately $7 million during 2000 based on the planned drilling program. Mr. Erikson is the Chairman, President and Chief Executive Officer of Cooper Cameron, and Mr. Huff is the Chairman, President and Chief Executive Officer of Oceaneering.


                              INDEPENDENT AUDITORS

     The Audit Committee of the Board of Directors has approved the selection of PricewaterhouseCoopers LLP as independent auditors to examine the Company's accounts for the year ending December 31, 2000. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Meeting with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.


             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Such persons are required by Securities and Exchange Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it with respect to the year ended December 31, 1999, or written representations from certain reporting persons, the Company believes that all filing requirements applicable to its directors, officers and persons who own more than 10% of a registered class of the Company's equity securities have been complied with, except that Mr. Hudson filed one report late regarding a gift of shares in 1998, and Mr. Hicks filed two reports late regarding two purchases of a total of 300 shares.


                              SHAREHOLDER PROPOSALS

     A shareholder who desires to present proposals to the Company's Annual Meeting of Shareholders in 2001 and to have such proposals set forth in the Company's proxy statement for that meeting must submit such proposals to the Company no later than December 4, 2000. Any shareholder may submit any such proposal to Triton Energy, Attention: Corporate Secretary, 6688 North Central Expressway, Suite 1400, Dallas, Texas 75206. All shareholder proposals must comply with Rule 14a-8 promulgated by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

     Pursuant to the Company's Articles of Association, if a shareholder desires to nominate persons for election as directors at an Annual Meeting, the shareholder must deliver to the Secretary of the Company written notice no later than 90 days in advance of such Annual Meeting. The notice must state (i) the name and address, as it appears on the books of the Company, of the shareholder who intends to make the nomination and of the person or persons to be nominated;
(ii) a representation that the shareholder is a record holder of shares of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified; (iii) the number of Ordinary Shares beneficially owned by the shareholder; (iv) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (v) such other information regarding each nominee proposed by the shareholder as would be required to be included in a proxy statement filed pursuant to the Securities Exchange Act of 1934; and (vi) the consent of each nominee to serve as a director of the Company, if so elected.

     If a shareholder desires to present proposals to the Company's Annual Meeting of Shareholders in 2001 but does not have the proposals included in the Company's Proxy Statement for that meeting, and does not notify the Company of the proposals by February 17, 2001, the persons named in the proxies solicited by the Company in connection with the 2001 Annual Meeting will vote their proxies in their discretion with respect to such proposals.


                                  OTHER MATTERS

     The Annual Report to Shareholders for the year ended December 31, 1999, is enclosed. The Annual Report does not form a part of this Proxy Statement or the materials for the solicitation of proxies to be voted at the Meeting.

     A COPY OF THE ANNUAL REPORT ON FORM 10-K OF TRITON ENERGY LIMITED, AS AMENDED, FOR THE PERIOD ENDED DECEMBER 31, 1999, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES BUT NOT INCLUDING EXHIBITS, WILL BE FURNISHED AT NO CHARGE TO EACH PERSON TO WHOM A PROXY STATEMENT IS DELIVERED UPON RECEIPT OF A WRITTEN OR ORAL REQUEST OF SUCH PERSON ADDRESSED TO TRITON ENERGY, ATTN: INVESTOR RELATIONS, 6688 NORTH CENTRAL EXPRESSWAY, SUITE 1400, DALLAS, TEXAS 75206 (TELEPHONE (214) 691-5200). THE COMPANY WILL ALSO FURNISH THE ANNUAL REPORT ON FORM 10-K TO ANY "BENEFICIAL OWNER" OF SUCH SECURITIES AT NO CHARGE UPON RECEIPT OF A WRITTEN
REQUEST, ADDRESSED TO INVESTOR RELATIONS, AND CONTAINING A GOOD FAITH REPRESENTATION THAT, AT THE RECORD DATE, SUCH PERSON WAS A BENEFICIAL OWNER OF SECURITIES OF THE COMPANY ENTITLED TO VOTE AT THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 16, 2000. COPIES OF ANY EXHIBIT TO THE FORM 10-K WILL BE FURNISHED UPON THE PAYMENT OF A $.15 PER PAGE FEE.

     The accompanying proxy is being solicited on behalf of the Board of Directors of the Company. The expenses of preparing, printing and mailing the proxy and the materials used in the solicitation will be borne by the Company.

     The Company has retained Georgeson & Co., Inc. to aid in the solicitation of proxies, for a fee of $10,000 and the reimbursement of out-of-pocket expenses. Directors, officers and employees of the Company may also solicit proxies, for no additional compensation from the Company. Arrangements also may be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of Ordinary Shares held by such persons, and the Company will reimburse them for their reasonable expenses.

     PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED RETURN ENVELOPE ADDRESSED TO THE COMPANY. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. A PROMPT RETURN OF YOUR PROXY CARD WILL BE APPRECIATED AS IT WILL SAVE THE EXPENSE OF FURTHER MAILINGS.


                                             TRITON ENERGY LIMITED

                                             By Order of the Board of Directors



                                             Thomas J. Murphy
                                             Secretary

April  3,  2000

                              TRITON ENERGY LIMITED
                     PROXY - ANNUAL MEETING OF SHAREHOLDERS

     The undersigned hereby appoints James C. Musselman, W. Greg Dunlevy, A.E. Turner, III, and Thomas J. Murphy, each with power to act without the other and with full power of substitution, as Proxies to represent and vote, as designated on the reverse side, all shares of Triton Energy Limited owned by the undersigned, at the Annual Meeting of Shareholders to be held at the Royal Oaks Country Club, 7915 Greenville Avenue, Dallas, Texas 75231 on Tuesday, May 16, 2000, 10:00 a.m., local time, upon such business as may properly come before the meeting or any adjournment including the following set forth on the reverse side.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO SPECIFIC DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED (I) FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR, AND (II) AT THE DISCRETION OF THE PROXY HOLDERS WITH REGARD TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.


          (CONTINUED, AND TO BE SIGNED AND DATED, ON THE REVERSE SIDE)





THIS  PROXY  IS  SOLICITED  ON  BEHALF  OF  THE  BOARD  OF  DIRECTORS

                                                         PLEASE MARK
                                                         YOUR VOTES AS   X
                                                                        ---
                                                         IN THIS EXAMPLE



1.  Election as Directors of the nominees listed below.

    FOR all nominees                    WITHHOLD
    listed (except as                   AUTHORITY
    marked to the                       to vote for all
    contrary below)                     Nominees

    ---                                 ---

Nominees: Sheldon R. Erikson, Thomas O. Hicks and John R. Huff

 ______________________________________________________
     For all nominees except as noted above


2. In their discretion on any other matter that may properly come before the meeting or any adjournment thereof.


Please date, sign exactly as shown hereon and mail promptly this proxy in the enclosed envelope. When there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer. If executed by a partnership, please sign in the partnership name as an authorized person.


Date:_______________________,  2000

_______________________________
(Signature)

Date:_______________________,  2000

_______________________________
(Signature)


THIS PROXY MAY BE REVOKED PRIOR TO THE EXERCISE OF THE POWERS CONFERRED BY THE PROXY.